                                                                    Exhibit 4.22

--------------------------------------------------------------------------------

                        ---------------------------------

                               AMENDMENT NO. 1 TO
                  SECOND DEED OF TRUST, SECURITY AGREEMENT AND
                         ASSIGNMENT OF LEASES AND RENTS

                        ---------------------------------

                                      From

                  ROBINSON PROPERTY GROUP. LIMITED PARTNERSHIP

                                       to
                              ROWAN H. TAYLOR, JR.

                               for the benefit of

                          HORSESHOE GAMING, L.L.C. AND

                     UNITED STATES TRUST COMPANY OF NEW YORK

                           FOR THE RATABLE BENEFIT OF

                                 THE HOLDERS OF

                   12.75% SENIOR NOTES DUE SEPTEMBER 30, 2000

                                    ISSUED BY

                            HORSESHOE GAMING, L.L.C.

                        ---------------------------------

                            Dated as of May 11, 1999

--------------------------------------------------------------------------------

      AMENDMENT NO. 1 TO SECOND DEED OF TRUST, SECURITY AGREEMENT AND ASSIGNMENT OF LEASES AND RENTS, dated as of May 11, 1999, by ROBINSON PROPERTY GROUP, LIMITED PARTNERSHIP (the "Company") to ROWAN H. TAYLOR, JR. for the benefit of HORSESHOE GAMING, L.L.C. ("Horseshoe Gaming") and UNITED STATES TRUST COMPANY OF NEW YORK for the ratable benefit of the Holders of the 12.75% Senior Notes due September 30, 2000 (the "Senior Notes").

                                    RECITALS

      WHEREAS, the Company has heretofore executed and delivered a Second Deed of Trust, Security Agreement and Assignment of Leases and Rents dated as of October 10, 1995 (the "Deed of Trust"), providing that the Company grants a security interest in for the ratable benefit of the Holders of the Senior Notes a security interest in the Trust Property;

      WHEREAS, pursuant to an Offer to Purchase and Consent Solicitation Statement dated April 20, 1999, Horseshoe Gaming, L.L.C. ("Horseshoe Gaming") solicited consents to various amendments and waivers (the "Amendments and Waivers") from the Holders of the Senior Notes to and under certain Security Documents, including the Deed of Trust intended to increase the Horseshoe Gaming's operating and financial flexibility and to accommodate Horseshoe Gaming's acquisition by means of merger of the operating subsidiaries of Empress Entertainment, Inc.;

      WHEREAS, the requisite consents of the Holders of the Senior Notes have been obtained and the Company now desires to amend the Deed of Trust; and

      WHEREAS, the execution and delivery of this Amendment No. 1 to the Deed of Trust (this "Amendment") has been authorized on behalf of the Company by a resolution of the Board of Directors of the General Partner of the Company.

      NOW, THEREFORE, in consideration of the above premises, the Company hereby agrees, for the equal and ratable benefit of the Holders of the Senior Notes, as follows:

                                    ARTICLE I

                             AMENDMENTS AND WAIVERS

      Section 1.1 Amendment to Section 1.10 (Restrictions on Transfers and
                  Encumbrances).

                  Section 1.10 is hereby deleted in its entirety.

      Section 1.2 Waiver.

                  The Holders waive compliance by the Company with any provisions of the Deed of Trust, the Indenture, the Senior Notes or the other Security Documents which would prohibit or, with the passage of time or otherwise, be violated by, any component of the Merger (as defined in the Agreement and Plan of Merger) and any transactions contemplated by the Agreement and Plan of Merger, dated as of September 2, 1998, as amended, by and between Horseshoe Gaming, and certain of its subsidiaries, and Empress Entertainment, Inc., and certain of its subsidiaries (the "Agreement and Plan of Merger"), including, without limiting the generality of the foregoing, the incurrence of indebtedness to finance such transactions, the granting and priority of liens to secure such indebtedness and the perfection of such liens. This waiver shall not apply to any such provision which, pursuant to the Indenture or the Deed of Trust, may not be waived without the consent of each Holder of Senior Notes that remain outstanding.

                                   ARTICLE II

                                  MISCELLANEOUS

      Section 2.1 Amendment Controls. To the extent of any inconsistency, ambiguity or conflict between the terms of the Deed of Trust and this Amendment, this Amendment shall govern and control.

      Section 2.2 Terms Defined. All capitalized terms used in this Amendment and not otherwise defined shall have the meanings specified in the Indenture.

      Section 2.3 Confirmation of Terms. Except as amended hereby, the Deed of Trust is in all respects ratified and confirmed and all the terms shall remain in full force and effect.

      Section 2.4 Governing Law. The laws of the State of New York shall govern this Amendment, without regard to principles of conflicts of laws.

      Section 2.5 Successors. All agreements of the Company in this Amendment shall bind its successors.

      Section 2.6 Effectiveness. The provisions of this Amendment will take effect immediately upon its execution and delivery by the Company.

      IN WITNESS WHEREOF, the party hereto has caused this Amendment to be duly executed by its authorized officer as of the date first written above.

                                        ROBINSON PROPERTY GROUP LIMITED
                                        PARTNERSHIP

                                        By: HORSESHOE GP, INC.,
                                            its general partner

                                        By: /s/ Jack B. Binion
                                            ---------------------------
                                            Name:
                                            Title: